                                                                    EXHIBIT 12
                            Northwest Natural Gas Company
                 Computation of Ratio of Earnings to Fixed Charges
                          January 1, 1989 - June 30, 1994
                                      ($000)


                                                                       Twelve
                                                                       Months
                          ----------Year Ended December 31---------     Ended
                                                                       June 30,
                           1989      1990     1991     1992    1993      1994
                           ----      ----     ----     ----    ----    --------
Fixed Charges, as defined:
  Interest on Long-Term
   Debt                   $19,344  $22,244  $21,977  $23,001  $22,578  $21,899
  Other Interest            4,011    2,853    4,266    3,223    1,906    2,119
  Amortization of Debt
   Discount and Expense       401      363      348      511      775      906
  Interest Portion of
   Rentals                  1,235    1,546    1,485    1,439    1,701    1,700
                          -------  -------  -------  -------  -------  -------
  Total Fixed Charges,
   as defined             $24,991  $27,006  $28,076  $28,174  $26,960  $26,624
                          =======  =======  =======  =======  =======  =======

Earnings, as defined:
  Net Income              $28,420  $30,724  $14,377  $15,775  $37,647  $31,472
  Taxes on Income          15,366   13,629    2,321    6,951   22,096   20,071
  Fixed Charges, as above  24,991   27,006   28,076   28,174   26,960   26,624
                          -------  -------  -------  -------  -------  -------
  Total Earnings, as
   defined                $68,777  $71,359  $44,774  $50,900  $86,703  $78,167
                          =======  =======  =======  =======  =======  =======
Ratio of Earnings to
 Fixed Charges               2.75     2.64     1.59     1.81     3.22     2.94
                             ====     ====     ====     ====     ====     ====
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